Exhibit 10.2

 RETIREMENT AGREEMENT

This Retirement Agreement (the “Retirement Agreement”), dated as of July 18, 2017, is entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”) and John M. Duffey (the “Executive”).

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Company and is a member of the Board of Directors of the Company and entered into an Employment Agreement with the Company dated as of February 18, 2016 (“Employment Agreement”).

WHEREAS, the Executive has elected to retire on July 18, 2017 (“Retirement Date”).

WHEREAS, in recognition of the Executive’s service to Company and to set forth the understanding between the Executive and the Company, Executive and the Company have agreed to enter into this Retirement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants as set forth in this Retirement Agreement, it is hereby agreed as follows:

1.Retirement Date. The Executive hereby notifies Company of his election to retire on the Retirement Date. Effective on the Retirement Date, Executive resigns from all officer, director and other positions with the Company and its affiliates and to the extent Executive is a trustee or a member of any committee of the Company of its benefits plans, Executive resigns from such capacities to the extent permitted by law and agrees to execute any additional, more specific resignation documents the Company may request. Executive agrees that he has resigned as a director of the Company and as President and Chief Executive Officer of the Company and from all other positions he holds with the Company and its affiliates as of the Retirement Date.

2. Retirement Benefit. Provided that Executive signs this Retirement Agreement, does not revoke the Retirement Agreement and abides by its terms, and in return for Executive’s promises in this Retirement Agreement, the Company agrees that (i) instead of forfeiting upon his retirement his entire award under the Company’s Project 600 Program pursuant to the terms of the award, Executive shall forfeit one-half of Executive’s award under the Company’s Project 600 Program and shall continue as a participant and be entitled to earn shares of the Company’s common stock (each, a “Share”) under the Company’s Project 600 Program with respect to a target award of 185,000 Shares (and any resulting Dividend Equivalent Rights), (ii) the Company shall pay Executive a pro-rata portion (based on the number of days during 2017 Executive was employed by the Company) of the annual bonus that would otherwise been paid to Executive if Executive had not retired, payable at the same time as other executive officers are paid the annual bonus for 2017, if any, but with such amount described in this Section 2(ii) paid to Executive in Shares based on the closing price of a Share on the day preceding the date of payment of the bonus, (iii) the Company shall assume the remaining seven months of lease obligations for the Executive’s Dallas apartment, (iv) the Company shall provide Executive a lump sum of $50,600 for health care coverage assistance or any other purpose, (v) stock options that are scheduled to vest in the twelve month period following the Retirement Date (which Executive and the Company agree are as set forth on Exhibit A) (“Retirement Stock Options”) shall vest and become exercisable upon the Retirement Agreement Effective Date, and Executive shall continue to earn and accrue related Dividend Equivalent Rights until the time of vesting; (vi) Retirement Stock Options and the stock options set forth on Exhibit B shall remain exercisable through the first anniversary of the Retirement Date (collectively, the “Retirement Benefit”); and (vii) the Company shall pay Executive for 3 days of unused vacation benefits.

Executive agrees and acknowledges that the Retirement Benefit is above and beyond anything to which Executive is otherwise entitled to and is payable to Employee only in exchange for execution of this Retirement Agreement and that the Retirement Benefit represents full and complete consideration for the release Employee is giving the Company in this Retirement Agreement.

3.Reaffirmation of Employment Agreement Covenants.

(a)Executive hereby reaffirms and agrees to the covenants and obligations set forth Section 5 Confidentiality of Trade Secrets and Business Information, Section 6 Return of Information, Section 7 Noncompetition, Noninterference, Nondisparagement and Cooperation and Section 8 Enforcement of the Employment Agreement. The Retirement Benefit shall not be paid if Executive materially violates the provisions of Sections 5, 6 and 7 of the Employment Agreement and, if curable, does not cure such violation within fifteen (15) days after written notice from the Company.

(b)The Company reaffirms and agrees to the covenants and obligations set forth in Section 9 Indemnification and the nondisparagement covenants and obligations set forth in the third, fourth and fifth sentences of the first paragraph of Section 7 Noncompetition, Noninterference, Nondisparagement and Cooperation of the Employment Agreement. For the avoidance of doubt, the Company acknowledges that it will direct its directors and officers not to make any statements that would violate Section 7(a) of the Employment Agreement if such statements were made by the Company. The Company shall use its commercially reasonable efforts to enforce such direction.

4.Acknowledgement of Treatment of Equity Awards. Attached hereto as Exhibit B is a list of Executive’s exercisable stock options. Executive represents that Exhibit B is a correct and complete list of all equity awards to which he has any rights on or after the Retirement Date in accordance with their terms (other than the Retirement Stock Options under the conditions set forth in Section 2 above). All of Executive’s stock options not listed on Exhibit A or Exhibit B and all Project 750 grants and except as set forth and subject to the conditions in Section 2, all Project 600 grants and Retirement Stock Options are forfeited. For the avoidance of doubt, any stock options listed on Exhibit B shall terminate, to the extent not exercised, no later than 90 days following the Retirement Date as specified in the option award agreement unless this Retirement Agreement becomes effective and if this Retirement Agreement does become effective, such stock options shall remain exercisable through the first anniversary of the Retirement Date as set forth in Section 2(v).

5.General Release.

(a)In exchange for Executive’s waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Retirement Agreement, upon the effectiveness of this Retirement Agreement, the Company agrees to provide Executive with the Retirement Benefit as set forth in Section 2 in accordance with the terms and conditions of this Retirement Agreement.

(b)In consideration for the payments and benefits to be provided to Executive pursuant to Section 2 above, Executive, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which Executive has had, now has, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which Executive signs this Retirement Agreement, except as provided in subsection (d) below.

(c)Without limiting the generality of the foregoing, this Retirement Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which Executive has had, now has, or may have against the Released Persons arising out of Executive’s employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any other claim whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

(d)Notwithstanding the foregoing, nothing in this Retirement Agreement shall be a waiver of claims: (1) that arise after the date on which Executive signs this Retirement Agreement; (2) regarding rights of indemnification and receipt of legal fees and expenses to which Executive is entitled under Section 3(b) of this Retirement Agreement, the Company’s or a subsidiary of the Company’s Certificate of Incorporation or By laws (or similar instrument), pursuant to any separate writing between Executive and the Company or any subsidiary of the Company or pursuant to applicable law; (3) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder or any equity awards other than the Retirement Benefit or stock options listed on Exhibit A or Exhibit B, claims to which are specifically waived hereunder); (4) any right to the continuation of health or dental benefits as provided by law; (5) those claims expressly excepted by this Retirement Agreement or otherwise not waivable; or (6) for sums or benefits expressly to be paid, provided, or reimbursed under this Retirement Agreement.

(e)In signing this Retirement Agreement, Executive acknowledges that Executive intends that this Retirement Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Retirement Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

(f)This Retirement Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Executive.

(g)Should any provision of this Retirement Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Retirement Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(h)Executive represents and warrants that Executive has not assigned or transferred to any person or entity any of my rights which are or could be covered by this Retirement Agreement, including but not limited to the waivers and releases contained in this Retirement Agreement.

(i)Executive acknowledges that Executive: (a) has carefully read this Retirement Agreement in its entirety; (b) has had an opportunity to consider for at least twentyone (21) days the terms of this Retirement Agreement; (c) is hereby advised by the Company in writing to consult with an attorney of Executive’s choice in connection with this Retirement Agreement; (d) fully understand the significance of all of the terms and conditions of this Retirement Agreement and have discussed them with Executive’s independent legal counsel, or have had a reasonable opportunity to do so; (e) has had answered to Executive’s satisfaction by Executive’s independent legal counsel any questions Executive has asked with regard to the meaning and significance of any of the provisions of this Retirement Agreement; and (f) is signing this Retirement Agreement voluntarily and of Executive’s own free will and agree to abide by all the terms and conditions contained herein.

(j)Executive understands that he will have at least twentyone (21) days from the date of receipt of this Retirement Agreement to consider the terms and conditions of this Retirement Agreement. Executive may accept this Retirement Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 18 of this Retirement Agreement on or before August 10, 2017. After executing this Retirement Agreement, Executive shall have seven (7) days (the “Revocation Period”) to revoke this Retirement Agreement by indicating Executive’s desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date Executive signs this Retirement Agreement. The effective date of this Retirement Agreement shall be the eighth (8th) day after Executive signs the Retirement Agreement (“Retirement Agreement Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Executive does not accept this Retirement Agreement as set forth above, or in the event Executive revokes this Retirement Agreement during the Revocation Period, this Retirement Agreement, including but not limited to the obligation of the Company to provide the Retirement Benefit provided in Section 2 above, shall be deemed automatically null and void.

(k)Any dispute regarding this Retirement Agreement shall be subject to Delaware law without reference to its choice of law provisions. Executive agrees to reimburse the Company for outofpocket costs and expense reasonably incurred by in connection with enforcing this Retirement Agreement (including attorney’s fees) with respect to each claim on which the Company substantially prevails.

6.Arbitration. Subject to Section 8 of the Employment Agreement, in the event that any dispute arises between the Company and Executive regarding or relating to this Retirement Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in Dallas, Texas. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above. Outofpocket costs and expense reasonably incurred by Executive in connection with such arbitration (including attorneys’ fees) shall be paid by the Company with respect to each claim on which the arbitrator determines Executive prevails.

7.Mutual Representations.

(a)Executive acknowledges that before signing this Retirement Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Retirement Agreement.

(b)Executive represents and warrants to the Company that the execution and delivery of this Retirement Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which Executive is a party or by which Executive is bound and (ii) as to Executive’s execution and delivery of this Retirement Agreement do not require the consent of any other person.

(c)The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Retirement Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the person signing this Retirement Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Retirement Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Retirement Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)Each party hereto represents and warrants to the other that this Retirement Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

8.Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:
Six Flags Entertainment Corporation.
924 Avenue J East
Grand Prairie, Texas 75050
Phone: (972) 595-5000
Attention: Senior Vice President Administration
Fax: (972) 595-5175

If to Executive:
John Duffey
21421 Widgeon Terrace
Fort Myers Beach, Florida 33931

9.Assignment and Successors. This Retirement Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Retirement Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Retirement Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Retirement Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

10.Governing Law; Amendment. This Retirement Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws. This Retirement Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

11.Severability. The invalidity or unenforceability of any provision of this Retirement Agreement shall not affect the validity or enforceability of any other provision of this Retirement Agreement. If any provision of this Retirement Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Retirement Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

12.Tax Withholding. Notwithstanding any other provision of this Retirement Agreement, the Company may withhold from amounts payable under this Retirement Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Retirement Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Retirement Agreement. Any provision of this Retirement Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Retirement Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Retirement Agreement and to the terms or provisions being modified or waived.

14.Section 409A. This Retirement Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Retirement Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Retirement Date or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A1(h). Each payment made under this Retirement Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Retirement Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A1(b)(4) (“ShortTerm Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A1 through A6. Notwithstanding anything to the contrary in this Retirement Agreement or elsewhere, any payment or benefit under this Retirement Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A1(b)(9)(v)(A) or (C) (relating to certain reimbursements and inkind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any inkind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any inkind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any inkind benefit be subject to liquidation or exchange for another benefit.

15.Headings. The Section headings contained in this Retirement Agreement are for convenience only and in no manner shall be construed as part of this Retirement Agreement.

16.Entire Agreement. This Retirement Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including, without limitation, the employment agreement between the Company and Executive dated as of February 18, 2016 except to the extent specifically incorporated into this Retirement Agreement. In the event of any inconsistency between the terms of this Retirement Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Executive, the provisions most favorable to Executive shall govern.

17.Counterparts. This Retirement Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.Certain Change in Control Payments. Notwithstanding any provision of this Retirement Agreement to the contrary, if any payments or benefits Executive would receive from the Company under this Retirement Agreement or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 18, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 18 shall be made in writing by the accountant or tax counsel selected by the Executive. If there is a reduction pursuant to this Section 18 of the Total Payments to be delivered to the applicable Executive and to the extent that an ordering of the reduction other than by the Executive is required by Section 14 or other tax requirements, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.

IN WITNESS WHEREOF, Executive and the Company have caused this Retirement Agreement to be executed as of the date first above written.

EXECUTIVE

By: /s/ John M. Duffey
John M. Duffey

SIX FLAGS ENTERTAINMENT CORPORATION

By: /s/ Lance Balk
General Counsel

EXHIBIT A
Retirement Stock Options
(Options Scheduled to Vest Within 12 Months of Retirement Date)

•	Of the 2/23/2017 grant, options with an exercise price of $59.36 with respect to 31,250 shares

•	Of the 2/19/2016 grant, options with an exercise price of $51.38 with respect to 62,500 shares

•	Of the 8/24/2015 grant, options with an exercise price of $42.34 with respect to 7,500 shares

•	Of the 8/24/2014 grant, options with an exercise price of $37.54 with respect to 11,250 shares

•	Of the 8/24/2013 grant, options with an exercise price of $34.49 with respect to 9,000 shares

EXHIBIT B
Currently Exercisable Stock Options

•	Of the 2/19/2016 grant, options with an exercise price of $51.38 with respect to 62,500 shares

•	Of the 8/24/2015 grant, options with an exercise price of $42.34 with respect to 7,500 shares

•	Of the 8/24/2014 grant, options with an exercise price of $37.54 with respect to 22,500 shares

•	Of the 8/24/2013 grant, options with an exercise price of $34.49 with respect to 27,000 shares

•	Of the 8/24/2012 grant, options with an exercise price of $27.76 with respect to 72,000 shares

•	Of the 8/24/2011 grant, options with an exercise price of $16.81 with respect to 108,000 shares